SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                __________


                                 FORM 8-K

                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) August 14, 1994

                    SENSORMATIC ELECTRONICS CORPORATION
            (Exact name of registrant as specified in charter)


            Delaware              0-3953              34-1024665
   (State or other jurisdic-  (Commission file       (IRS employer
   tion of incorporation)          number)       identification No.)


   500 N.W. 12th Avenue
   Deerfield Beach, Florida                             33442
   (Address of principal executive offices)           (Zip Code)




           Registrant's telephone number, including area code:
                              (305) 420-2000


      (Former name or former address, if changed since last report)

   Item 5.  Other Events.

             On August 14, 1994, the Company entered into an Agreement and Plan of Merger with Knogo Corporation ("Knogo") and Knogo's wholly-owned subsidiary, Knogo North America Inc. ("Knogo North America"), providing for the merger (the "Merger") of Knogo with and into the Company. The agreement contemplates that immediately prior to the Merger, Knogo's operations in the United States, Puerto Rico and Canada will be contributed to Knogo North America and the stock of Knogo North America distributed to Knogo's stock-holders or otherwise disposed of (the "Divestiture"), so that pursuant to the Merger, Knogo's businesses outside the United States, Puerto Rico and Canada will be combined with those of the Company.

             Pursuant to the agreement, following the Divestiture and upon the effectiveness of the Merger, each share of Knogo common stock will be exchanged for the Company's Common Stock having a value (based on the average of the closing prices of the Company's Common Stock for the twenty trading days preceding the merger) of $18, which value would be increased, in the event such average closing price exceeds $33, by .273 times the amount of such excess. The Company has the right to pay all or a portion of the merger consideration in cash in the event that such average closing price of its Common Stock is less than $28, subject, however, to Knogo's right in such event to require that the merger consideration be paid entirely in the Company's Common Stock at a fixed valuation of $28 per share.

             Consummation of the Merger is subject to the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval of Knogo's shareholders and certain other conditions. The agreement also has provisions for the payment of break-up fees, under certain conditions, payable by either party should the transaction fail to close.

             In addition to a Contribution and Divestiture Agreement governing the assets contributed by Knogo to Knogo North America and the related liabilities to be assumed by Knogo North America, it is contemplated by the agreement that under a Supply Agreement, the Company will purchase certain products from Knogo North America over a term of 30 months. It is also contemplated that the parties will enter into a License Agreement governing the use of certain patent rights and technology.

             Knogo is an international, New York-based company engaged primarily in the business of manufacturing, marketing and servicing electronic article surveillance systems employing swept radio frequency, dual radio frequency and magnetic technologies. Knogo also markets closed circuit video systems. Knogo's worldwide revenues for the fiscal year ended February 28, 1994 were $89.3 million, with net income of $3.6 million or $0.65 per share. The Knogo operations being acquired by the Company pursuant to the Merger posted revenues of $70.7 million for the same period.

                                SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

   Dated:    August 24, 1994


                                 SENSORMATIC ELECTRONICS CORPORATION



                                 By:/s/ Miguel A. Flores
                                    Miguel A. Flores
                                    Vice President and Treasurer

                              Exhibit Index

   Exhibit
    Number                Description

     2.1    Agreement and Plan of Merger ("Merger
            Agreement") dated August 14, 1994,
            between Sensormatic Electronics
            Corporation, Knogo Corporation
            ("Knogo") and Knogo North America,
            Inc. ("Knogo North America")
            (including Exhibit A - Delaware
            Certificate of Merger; Exhibit B - New
            York Certificate of Merger; and
            Exhibit C - Form of Contribution and
            Divestiture Agreement (the "Divesti-
            ture Agreement") between Knogo and
            Knogo North America)

     2.2    Form of License Agreement between
            Knogo and Knogo North America
            (Exhibit B to Divestiture Agreement)

     2.3    Form of Supply Agreement between Knogo
            and Knogo North America (Exhibit C to
            Divestiture Agreement)

            (Schedules are not included.  Copies
            will be furnished supplementally to
            the Securities and Exchange Commission
            upon request.)